Prospectus Supplement No. 4 (to Prospectus dated July 26, 2016)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-211949

OFFERING PROSPECTUS

2,083,336 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated July 26, 2016 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-211949) (the “Registration Statement”). This prospectus supplement is being filed to update and supplement the information in the Prospectus, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on December 5, 2016 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement relates to the offer and sale of 2,083,336 shares of our common stock, par value $0.001 per share, by the existing holders of the securities named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the trading symbol “KDMN.” On December 2, 2016, the last reported sale price of our common stock was $5.00 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of the Prospectus and beginning on page 53 of the Quarterly Report on Form 10-Q filed with the Commission on November 9, 2016, and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2016

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

On December 5, 2016, Kadmon Holdings, Inc. (the “Company”) issued a press release announcing that it has submitted an Abbreviated New Drug Application for KD034, to the U.S. Food and Drug Administration (FDA).  This is the first application submitted to the FDA by any company for a generic trientine hydrochloride product for the treatment of Wilson’s disease in patients who are intolerant of penicillamine.  Wilson’s disease is a genetic liver disease characterized by an inability to excrete copper, causing severe hepatic, neurologic, psychiatric and ophthalmic abnormalities. The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 5, 2016, issued by Kadmon Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: December 5, 2016	/s/ Konstantin Poukalov
Konstantin Poukalov
Executive Vice President, Chief Financial Officer

Exhibit 99.1

Kadmon Submits Abbreviated New Drug Application Filing for Trientine Hydrochloride to FDA

NEW YORK, December 5, 2016 – Kadmon Holdings, Inc. (NYSE: KDMN) (“Kadmon” or the “Company”) today announced that it has submitted an Abbreviated New Drug Application (ANDA) for KD034, to the U.S. Food and Drug Administration (FDA).  This is the first application submitted to the FDA by any company for a generic trientine hydrochloride product for the treatment of Wilson’s disease in patients who are intolerant of penicillamine.  Wilson’s disease is a genetic liver disease characterized by an inability to excrete copper, causing severe hepatic, neurologic, psychiatric and ophthalmic abnormalities.

“Trientine hydrochloride is an important therapeutic option for Wilson’s disease patients, based on its tolerability profile, particularly for newly diagnosed and pediatric populations,” said Harlan W. Waksal, M.D., President and CEO at Kadmon.  “We believe it is important to expand access to this treatment with additional options such as KD034.”

“This ANDA filing is a key milestone that highlights our commitment to developing therapies for rare diseases,” continued Dr. Waksal.  “If approved, our entry into Wilson’s disease will be supported by broad disease education tools, with a focus on disease awareness, diagnosis and prompt patient management.”

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company focused on developing innovative products for significant unmet medical needs.  We have a diversified product pipeline in oncology, autoimmune and fibrotic diseases and genetic diseases.

Safe Harbor Statement

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii)  the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; and (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on November 9, 2016. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Tremaine, Investor Relations

646.490.2989

ellen.tremaine@kadmon.com

Maeve Conneighton, Media

212.600.1902

maeve@argotpartners.com